Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2017 relating to the financial statements, except for the effect of the stock split described in Note 17 to the consolidated financial statements, for which the date is April 17, 2017 relating to the consolidated financial statements of NCS Multistage Holdings, Inc., which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-216580). We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-216580).

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 27, 2017